UNITED STATES
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Asyst Technologies, Inc.

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The following is the text of an employee communication issued by Asyst Technologies, Inc. after 8:00 p.m., Eastern Time, on June 25, 2008. The press release issued by Asyst on June 25, 2008 was attached to this employee communication and follows the text below.

To All Asyst Employees:
You may see some headlines over the next several days regarding a notice we received from one of our shareholders, Riley Investment Partners, an activist hedge fund. Riley stated in their notice that they intend to nominate directors for six of our seven seats on the Board of Directors at our 2008 annual shareholders meeting and that, if elected, they would attempt to sell the company.
As a publicly traded company, our shareholders have the right to submit proposals for all shareholders to consider, including the nomination of Directors. The Board is currently reviewing and considering Riley’s notice.
As there may be headlines and chatter in the market, I wanted you to hear about this from me promptly. I do not anticipate any interruption in our day-to-day business as a result of this notice. However, I expect that it will spark speculation in the press and elsewhere about Asyst. It is in all of our best interests not to be distracted by this speculation and to remain focused on our day-to-day responsibilities. Most importantly, we should continue delivering for our customers.
Attached is a copy of the press release we issued this afternoon disclosing the receipt of this shareholder notice. We ask that you forward any media or investor inquiries to John Swenson. We will keep you abreast of any significant developments related to this matter.
We appreciate your hard work and dedication to Asyst.
Steve Schwartz
President, Chief Executive Officer and Chairman of the Board

[Attachment to employee communication]
PRESS RELEASE
Asyst Technologies Announces Receipt of Director Nomination Proposal
Fremont, CA, June 25, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT) announced today that it has received notice from Riley Investment Partners Master Fund L.P., a hedge fund that with related parties claims to beneficially own 2.6% of Asyst’s outstanding shares, that Riley intends to nominate six directors for election at the Company’s 2008 annual meeting in an attempt to gain control of Asyst’s Board of Directors. Riley’s notice stated that its nominees, if elected, intend to sell the Company through an auction process.
The Company’s Board of Directors is reviewing the notice. No action by Asyst’s shareholders is necessary at this time.
About Asyst Technologies
Asyst Technologies, Inc., founded in 1984, provides automation solutions optimized for the needs of our global customers in the semiconductor, flat panel display, and related industries. As the most experienced fab automation company, we are dedicated to helping our customers gain competitive advantage through the intelligent application of our wide range of productivity- and yield-boosting technologies. Asyst Technologies became a publicly traded company in 1993. Its common stock is traded on the Nasdaq Global Market under the symbol: ASYT.
IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND
Asyst Technologies, Inc. plans to file with the SEC and make available to its shareholders a proxy statement and a white proxy card in connection with its 2008 annual meeting, and advises its shareholders to read the proxy statement relating to the 2008 annual meeting when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents (when available) that Asyst files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Asyst by directing a request to Asyst Technologies, Inc., Attn: Investor Relations, John Swenson, 46897 Bayside Parkway, Fremont, California 94538, or from Asyst at www.asyst.com.
Asyst, its directors and named executive officers may be deemed to be participants in the solicitation of Asyst’s shareholders in connection with its 2008 annual meeting. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Asyst’s proxy statement filed with the SEC on July 27, 2007, for the 2007 annual meeting. To the extent holdings of Asyst securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.